================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  _____________

                                  SCHEDULE 13G

                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                   ___________

                              (Amendment No. ____)*

                                   LEEP, INC.
              (Formerly known as Leading-Edge Earth Products, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)

 Common Stock, par value $0.01 per share                 501884Q105
-------------------------------------------   ----------------------------------
     (Title of class of securities)                    (CUSIP number)

                                 August 18, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

                                   __________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on Following Pages
                                     Page 1

================================================================================


----------------------------------- ------------------------------------            ------------------------------------------------
CUSIP No.  501884Q105                                                       13G                         Page 2
----------------------------------- ------------------------------------            ------------------------------------------------
------------------------- ------------------------------------------- --------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  SC FUNDAMENTAL VALUE INVESTMENTS, LLC


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ------------------------------------------------------------------------------------- --------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ----------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- --------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       Delaware

------------------------------- ----- ----------------------------------------- ----------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           19,185,738*
            SHARES
                                ----- ----------------------------------------- ----------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         0
           OWNED BY
                                ----- ----------------------------------------- ----------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      19,185,738*
           REPORTING
                                ----- ----------------------------------------- ----------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    0

------------------------- ----------------------------------------------------- ----------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              19,185,738*
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- --------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- --------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    9.9%*

------------------------- ------------------------------------------- --------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   PN
------------------------- ------------------------------------------- --------------------------------------------------------------

* See Item 4.

                                       2

----------------------------------- ------------------------------------            ------------------------------------------------
CUSIP No.  501884Q105                                                       13G                         Page 3
----------------------------------- ------------------------------------            ------------------------------------------------

------------------------- ------------------------------------------- --------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  SC FUNDAMENTAL VALUE FUND, L.P.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ------------------------------------------------------------------------------------- --------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ----------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- --------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       Delaware

------------------------------- ----- ----------------------------------------- ----------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ----------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         19,185,738*
           OWNED BY
                                ----- ----------------------------------------- ----------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ----------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    19,185,738*

------------------------- ----------------------------------------------------- ----------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              19,185,738*
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- --------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- --------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    9.9%*

------------------------- ------------------------------------------- --------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   PN
------------------------- ------------------------------------------- --------------------------------------------------------------

* See Item 4.

                                       3

----------------------------------- ------------------------------------            ------------------------------------------------
CUSIP No.  501884Q105                                                       13G                         Page 4
----------------------------------- ------------------------------------            ------------------------------------------------

------------------------- ------------------------------------------- --------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  SC FUNDAMENTAL LLC

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ------------------------------------------------------------------------------------- --------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ----------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- --------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       New York

------------------------------- ----- ----------------------------------------- ----------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ----------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         19,185,738*
           OWNED BY
                                ----- ----------------------------------------- ----------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ----------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    19,185,738*

------------------------- ----------------------------------------------------- ----------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              19,185,738*
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- --------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- --------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    9.9%*

------------------------- ------------------------------------------- --------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   OO
------------------------- ------------------------------------------- --------------------------------------------------------------

 * See Item 4.

                                       4

----------------------------------- ------------------------------------            ------------------------------------------------
CUSIP No.  501884Q105                                                       13G                         Page 5
----------------------------------- ------------------------------------            ------------------------------------------------

------------------------- ------------------------------------------- --------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  SC FUNDAMENTAL VALUE BVI, LTD.

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ------------------------------------------------------------------------------------- --------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ----------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- --------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       British Virgin Islands

------------------------------- ----- ----------------------------------------- ----------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ----------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         19,185,738*
           OWNED BY
                                ----- ----------------------------------------- ----------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ----------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    19,185,738*

------------------------- ----------------------------------------------------- ----------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              19,185,738*
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- --------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- --------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    9.9%*

------------------------- ------------------------------------------- --------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ------------------------------------------- --------------------------------------------------------------

* See Item 4.

                                       5

----------------------------------- ------------------------------------            ------------------------------------------------
CUSIP No.  501884Q105                                                       13G                         Page 6
----------------------------------- ------------------------------------            ------------------------------------------------

------------------------- ------------------------------------------- --------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  SC-BVI PARTNERS

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ------------------------------------------------------------------------------------- --------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ----------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- --------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       Delaware

------------------------------- ----- ----------------------------------------- ----------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ----------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         19,185,738*
           OWNED BY
                                ----- ----------------------------------------- ----------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ----------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    19,185,738*

------------------------- ----------------------------------------------------- ----------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              19,185,738*
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- --------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- --------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    9.9%*

------------------------- ------------------------------------------- --------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   PN
------------------------- ------------------------------------------- --------------------------------------------------------------

* See Item 4.

                                       6

----------------------------------- ------------------------------------            ------------------------------------------------
CUSIP No.  501884Q105                                                       13G                         Page 7
----------------------------------- ------------------------------------            ------------------------------------------------

------------------------- ------------------------------------------- --------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  PMC-BVI, INC.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ------------------------------------------------------------------------------------- --------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ----------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- --------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       Delaware

------------------------------- ----- ----------------------------------------- ----------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ----------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         19,185,738*
           OWNED BY
                                ----- ----------------------------------------- ----------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ----------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    19,185,738*

------------------------- ----------------------------------------------------- ----------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              19,185,738*
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- --------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- --------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    9.9%*

------------------------- ------------------------------------------- --------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ------------------------------------------- --------------------------------------------------------------

* See Item 4.

                                       7

----------------------------------- ------------------------------------            ------------------------------------------------
CUSIP No.  501884Q105                                                       13G                         Page 8
----------------------------------- ------------------------------------            ------------------------------------------------

------------------------- ------------------------------------------- --------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  SC FUNDAMENTAL BVI, INC.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ------------------------------------------------------------------------------------- --------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ----------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- --------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       Delaware

------------------------------- ----- ----------------------------------------- ----------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ----------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         19,185,738*
           OWNED BY
                                ----- ----------------------------------------- ----------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
          REPORTING
                                ----- ----------------------------------------- ----------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    19,185,738*

------------------------- ----------------------------------------------------- ----------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              19,185,738*
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- --------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- --------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    9.9%*

------------------------- ------------------------------------------- --------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ------------------------------------------- --------------------------------------------------------------

* See Item 4.

                                       8

----------------------------------- ------------------------------------            ------------------------------------------------
CUSIP No.  501884Q105                                                       13G                         Page 9
----------------------------------- ------------------------------------            ------------------------------------------------

------------------------- ------------------------------------------- --------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  PETER M. COLLERY


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ------------------------------------------------------------------------------------- --------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ----------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- --------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       United States

------------------------------- ----- ----------------------------------------- ----------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ----------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         19,185,738*
           OWNED BY
                                ----- ----------------------------------------- ----------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
          REPORTING
                                ----- ----------------------------------------- ----------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    19,185,738*

------------------------- ----------------------------------------------------- ----------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              19,185,738*
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- --------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- --------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    9.9%*

------------------------- ------------------------------------------- --------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   IN
------------------------- ------------------------------------------- --------------------------------------------------------------

* See Item 4.

                                        9

----------------------------------- ------------------------------------            ------------------------------------------------
CUSIP No.  501884Q105                                                       13G                         Page 10
----------------------------------- ------------------------------------            ------------------------------------------------

------------------------- ------------------------------------------- --------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  NEIL H. KOFFLER


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ------------------------------------------------------------------------------------- --------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ----------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- --------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       United States

------------------------------- ----- ----------------------------------------- ----------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ----------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         19,185,738*
           OWNED BY
                                ----- ----------------------------------------- ----------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
          REPORTING
                                ----- ----------------------------------------- ----------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    19,185,738*

------------------------- ----------------------------------------------------- ----------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              19,185,738*
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- --------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- --------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    9.9%*

------------------------- ------------------------------------------- --------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   IN
------------------------- ------------------------------------------- --------------------------------------------------------------

* See Item 4.

                                       10

----------------------------------- ------------------------------------            ------------------------------------------------
CUSIP No.  501884Q105                                                       13G                         Page 11
----------------------------------- ------------------------------------            ------------------------------------------------

------------------------- ------------------------------------------- --------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  JOHN T. BIRD


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ------------------------------------------------------------------------------------- --------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                      (a) [x]
                                                                                                                      (b) [_]
------------------------- ----------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- --------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       United States

------------------------------- ----- ----------------------------------------- ----------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ----------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         19,185,738*
           OWNED BY
                                ----- ----------------------------------------- ----------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
          REPORTING
                                ----- ----------------------------------------- ----------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    19,185,738*

------------------------- ----------------------------------------------------- ----------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              19,185,738*
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- --------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- --------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    9.9%*

------------------------- ------------------------------------------- --------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   IN
------------------------- ------------------------------------------- --------------------------------------------------------------

* See Item 4.

ITEM 1.    NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           (a) and (b) This Statement on Schedule 13G (the "Schedule 13G") relates to the Common Stock, par value $0.01 per share (the "Common Stock"), of LEEP, Inc., an Oregon corporation (the "Issuer"). The address of the principal executive offices of the Issuer is P.O. Box 365, 660 Fairfield Road, Montoursville, PA 17754.

ITEM 2.    NAME OF PERSON FILING

           (a) Name of Persons Filing:

                   (i)   SC Fundamental Value Investments, LLC
                  (ii)   SC Fundamental Value Fund, L.P.
                 (iii)   SC Fundamental LLC
                  (iv)   SC Fundamental Value BVI, Ltd.
                   (v)   SC-BVI Partners
                  (vi)   PMC-BVI, Inc.
                 (vii)   SC Fundamental BVI, Inc.
                (viii)   Peter M. Collery
                  (ix)   Neil H. Koffler and
                   (x)   John T. Bird (collectively, the "Reporting Persons")

           (b) Address of Principal Business Office or, if None, Residence:

           The principal business office of each of the Reporting Persons listed in Item 2(a) is as follows:

           The principal business office of each of SC Fundamental Value Investments, LLC, SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil H. Koffler and John T. Bird is 747 Third Avenue, 27th Floor, New York, New York 10017.

           The principal business office of SC Fundamental Value BVI, Ltd. is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Center, West Bay Road, Grand Cayman, Cayman Islands.

           (c), (d) and (e) For information with respect to citizenship of each of the Reporting Persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
           (c), CHECK WHETHER THE PERSON FILING IS:

           (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

           (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

           (e) [ ] An investment adviser in accordance with Rule
13d-1(b)(1)(ii)(E);

           (f) [ ] An Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) [ ] A Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           Not applicable.

ITEM 4.    OWNERSHIP

           (a) - (c) The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer, as of August 26, 2005, is incorporated herein by reference. The percentage ownership of each of the Reporting Persons is based on 174,609,595 shares of Common Stock outstanding as of July 31, 2005, as represented by the Issuer to SC Fundamental Value Investments, LLC.

           SC Fundamental Value Investments, LLC owns a warrant exercisable for 33,333,333 shares of Common Stock. However, SC Fundamental Value Investments, LLC may exercise the warrant with respect to only that number of shares of Common Stock to be issued pursuant to such exercise that, when aggregated with all other shares of Common Stock beneficially owned by it at such time, would not result in SC Fundamental Value Investments, LLC beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) more than 9.9% of all of the Common Stock outstanding at such time. Pursuant to the terms of the warrant and based on the 174,609,595 shares of Common Stock outstanding as of August 18, 2005, as well as the 5,000,000 shares of Common Stock subscribed by SC Fundamental Value Investments, LLC on August 15, 2005, SC Fundamental Value Investments, LLC may, as of August 26, 2005, exercise the warrant for 14,185,738 shares of Common Stock. The aggregate amount of 19,185,738 shares of Common Stock beneficially owned by the Reporting Persons constitutes 9.9% of all of the Common Stock outstanding at such time.


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |_|.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           See Exhibit No. 2 hereto.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

ITEM 10.   CERTIFICATION

           (a) Not applicable.

           (b) By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


             [The remainder of this page intentionally left blank.]

                                    SIGNATURE

           After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date:    August 26, 2005


                                     SC FUNDAMENTAL VALUE INVESTMENTS, LLC


                                     By:  /s/ Neil H. Koffler
                                         ---------------------------------------
                                         Name:  Neil H. Koffler
                                         Title: Authorized Person



                                     SC FUNDAMENTAL VALUE FUND, L.P.

                                     By: SC Fundamental LLC, as General Partner

                                     By:  /s/ Neil H. Koffler
                                         ---------------------------------------
                                         Neil H. Koffler,


                                     SC FUNDAMENTAL LLC

                                     By:  /s/ Neil H. Koffler
                                         ---------------------------------------
                                         Neil H. Koffler, Member


                                     SC FUNDAMENTAL VALUE BVI, LTD.

                                     By: SC Fundamental BVI, Inc., as managing
                                         general partner of investment manager

                                     By:  /s/ Neil H. Koffler
                                         ---------------------------------------
                                         Neil H. Koffler, Vice President


                                     SC-BVI PARTNERS

                                     By: SC Fundamental BVI, Inc., as managing
                                         general partner

                                     By:  /s/ Neil H. Koffler
                                         ---------------------------------------
                                         Neil H. Koffler, Vice President

                                     PMC-BVI, INC.

                                     By:  /s/ Neil H. Koffler
                                         ---------------------------------------
                                         Neil H. Koffler, Secretary


                                     SC FUNDAMENTAL BVI, INC.

                                     By: /s/ Neil H. Koffler
                                         ---------------------------------------
                                         Neil H. Koffler, Vice President

                                     /s/ Neil H. Koffler
                                     -------------------------------------------
                                     Neil H. Koffler as Attorney-in-Fact for
                                     Peter M. Collery (1)

                                    /s/ Neil H. Koffler
                                    --------------------------------------------
                                    Neil H. Koffler

                                    /s/ Neil H. Koffler
                                    --------------------------------------------
                                    Neil H. Koffler as Attorney-in-Fact for
                                    John T. Bird (2)


(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 2 to the Statement on Schedule 13G with respect to the Class A Common Stock of Winmill & Co. Incorporated, filed on November 26, 2003, and is incorporated herein by reference.

(2) Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird. The Power of Attorney for Mr. Collery is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of Tengasco, Inc., filed on March 28, 2005, and is incorporated herein by reference.

                                  EXHIBIT INDEX

            Exhibit No.                      Document
            -----------                      --------

                 1 Joint Filing Agreement, dated August 26, 2005, among SC Fundamental Value Investments, LLC, SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC Fundamental Value BVI, Ltd., SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil H. Koffler and John T. Bird, to file this Amendment No. 1 to the joint statement on
                              Schedule 13G.

                 2            Identity of Members of Group